Exhibit 3.3
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF FOOTHILLS RESOURCES, INC.
a Nevada corporation
     Pursuant to the provisions of the Nevada Revised Statutes Chapter 78, the undersigned corporation adopts the following amendment to its articles of incorporation:
PART IV.
Name
The name of the corporation is FOOTHILLS RESOURCES, Inc. (the “Corporation”).
PART V.
     This amendment changes Section 4.01 of the Articles of Incorporation, and the full text as altered is as follows:
     SECTION 4.01. NUMBER AND CLASS. The Corporation shall authorize the issuance of two classes of Stock, Common and Preferred. The total number of shares of authorized capital Stock of the Corporation shall consist of the following: Two hundred Fifty million (250,000,000) shares of Common Stock, at a par value of $.001, and Twenty Five million (25,000,000) shares of Preferred Stock, at a par value of $.001. These classes will be further distinguished by the fact that those shares referred to above as Common Stock, shall be vested with full voting right, while those shares referred to above as Preferred Stock, Shall not be vested with any voting rights whatsoever.
     Notwithstanding the foregoing these Articles hereby vest the Board of Directors of the Corporation with such authority as may be necessary to prescribe such classes, series and numbers of each class or series of Stock. In addition the Board is hereby vested with such authority as may be necessary to prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Stock created. All classes of Stock may be issued from time to time without action by the Stockholders.
PART VI.
     This amendment to the Articles of Incorporation was duly approved by the shareholders of the Corporation on July 11, 2007.
PART VII.
     This amendment has been approved in the manner required by Chapter 78 of the Nevada Revised Statutes and the constituent documents of the Corporation.
PART VIII.
     Except as amended hereby, the Articles of Incorporation shall remain in full force and effect.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation of Foothills Resources, Inc., as amended, to be executed as of the 31st day of July 2007.

FOOTHILLS RESOURCES, INC.
By:	/s/ Dennis B. Tower
	Name:	Dennis B. Tower
	Title:	Chief Executive Officer